Exhibit 99.1

      Brooke Corporation Subsidiary Completes Another Insurance Agency Loan
                                 Securitization

    OVERLAND PARK, Kan., Nov. 17 /PRNewswire-FirstCall/ -- Mick Lowry, President of Brooke Corporation's (Amex: BXX) finance company subsidiary, announces issuance of $18,500,000 in asset backed securities through Brooke Captive Credit Company 2003, LLC. These securities are backed by franchised insurance agency loans and carry an "A" rating from the Standard and Poor's rating agency. These asset backed investments were placed by Brooke with its network of participating community banks.
    In making the announcement, Mr. Lowry stated, "This transaction represents our second securitization of franchised insurance agency loans and a total of $31,850,000 in asset backed securities have been issued this year as a result. A new asset class of franchised insurance agency loans was created for our first securitization earlier this year. With completion of this second securitization, we have made a major step towards our objective of making these types of securitizations more routine."
    Lowry noted that the business model and support provided by a franchise system help make local insurance agencies more successful and therefore help improve credit quality which makes these securitizations possible. Lowry also noted that this securitization makes credit more readily available to insurance agent franchisees and, as a result, promotes a healthy market for buying and selling local insurance agencies.

    About our company ...  Brooke Corporation is listed on the American Stock
Exchange under the symbol of BXX.   Through subsidiaries, the company
distributes insurance and financial services through a network of 215 franchisee locations and has originated more than $90,000,000 in franchisee loans which have been sold to participating lenders or to investors through asset backed securitizations. A company subsidiary also sells insurance on a wholesale basis through its franchisees and others. The company believes that franchisees, as local business owners, distribute "one-on-one sales" based services, such as insurance, more efficiently than others.

    Contact: Megan Williams (willm@brookecredit.com) or (800) 641-1872.

    This press release may contain forward-looking statements, i.e. statements that are not historically based. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements relate to anticipated revenues, gross margins, earnings, and growth of the market for our products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associates with the development of technology, and the dependence on intellectual property rights. Investors are directed to the Company's most recent annual and quarterly reports, which are available from the Company without charge for a more complete description of the Company's business.

SOURCE  Brooke Corporation
    -0-                             11/17/2003
    /CONTACT: Megan Williams of Brooke Corporation, 1-800-641-1872, willm@brookecredit.com /
    /Web site:  http://www.brookecorp.com/
    (BXX)

CO:  Brooke Corporation
ST:  Kansas
IN:  INS FIN
SU: